Exhibit 4.35

CREDIT FACILITY AGREEMENT BY MEANS OF ONLENDING OF FUNDS ENTERED INTO WITH THE NATIONAL BANK FOR ECONOMIC AND SOCIAL DEVELOPMENT—BNDES FINEM TJLP/CM – 4000350-9

Name of the Financial Agents:

BANCO BRADESCO S.A., a financial institution headquartered in the city of Osasco, state of São Paulo, at Cidade de Deus, with Corporate Taxpayer’s ID (CNPJ) 60.746.948/0001-12, hereby represented by its undersigned representative(s);

BANCO ITAÚ S.A., headquartered at Rua Boa Vista, 176, Centro, São Paulo, state of São Paulo, with Corporate Taxpayer’s ID (CNPJ) 60.701.190/0001-04, hereinafter represented by its undersigned representative(s);

UNIBANCO – UNIÃO DE BANCOS BRASILEIROS S.A., headquartered in the city of São Paulo, state of São Paulo, at Av. Eusébio Matoso, 891, with Corporate Taxpayer’s ID (CNPJ) 33.700.394/0001-40, hereinafter represented by its undersigned representative(s);

BANCO ALFA DE INVESTIMENTO S.A., headquartered in the city of São Paulo, state of São Paulo, at Alameda Santos, 466, 4o andar, with Corporate Taxpayer’s ID (CNPJ) 60.770.336/0001-65, hereinafter represented by its undersigned representative(s);

BANCO BBA CREDITANSTALT S.A., headquartered in the city of São Paulo, state of São Paulo, at Avenida Paulista, 37, 20o floor, with Corporate Taxpayer’s ID (CNPJ) 31.516.198/0001-94, hereinafter represented by its undersigned representative(s);

Collectively referred to as FINANCIAL AGENTS, and as a result of the Syndicate Agreement entered into among the FINANCIAL AGENTS, on November 28, 2000, of which this instrument is an integral and inseparable part, it has been decided that BANCO BRADESCO S.A. shall be called the Syndicate’s LEAD MANAGER and, hereinafter referred to as such, which may be replaced at any time by a decision of the BNDES – NATIONAL BANK FOR ECONOMIC AND SOCIAL DEVELOPMENT, hereinafter simply referred to as the BNDES.

Name of the Beneficiary

MAXITEL S.A., headquartered at Avenida Raja Bagablia 1781, Luxemburgo, in the city of Belo Horizonte, state of Minas Gerais, with Corporate Taxpayer’s ID (CNPJ) number 01.009.686/0001-44, hereinafter referred to as the BENEFICIARY, hereby represented by its undersigned representative(s);

1. Financing Data
1.1 Date 11.28.2000	1.2. Amount of credit granted: sum of sub-credits A, B and C: R$370,373,000.00 (three hundred and seventy million, three hundred and seventy three thousand reais)			1.3. Maturity date 01/15/2008
	1.2.1 Sub-credit “A” R$140,960,000.00	1.2.2 Sub-credit “B” R$54,567,000.00	1.2.3 Sub-credit “C” R$174,846,000.00

1.4. Periods of usage		1.5. Grace period		1.6. DIR Decision no. / date 554/2000, of 10/16/2000
1.4.1 Sub-credits “A” and “B” Up to eighteen (18) months from the date of the agreement	1.4.2 Sub-credit “C” Up to three (3) months from the date of the agreement	1.5.1 Sub-credits “A” and “B” Up to twenty four (24) months	1.5.2 Sub-credit “C” Up to nine (9) months

1.7. Interest Rate	1.8. FINANCIAL AGENTS’ Fee:	1.9. Credit reserve fee
Four per cent (4.0%) a year, equivalent to 0.3274 month.	One and a half per cent (1.5%) a year, equivalent to 0.1241 a month, already included in the Interest Rate.	One tenth per cent (0.1%) a month.

1.10. Allocation of the Financing

Transfer of funds to the BENEFICIARY, aimed at obtaining financial support for investments required for the project to introduce the mobile telecoms system (BAND B) in the states of Minas Gerais, Bahia and Sergipe.

1.11. Guarantees

1.11.1. Guarantee provided by TELECOM ITALIA S.p.a., as the joint and several debtor and main payer of the obligations arising under this Agreement, pursuant to subsection 18.1.

1.11.2. Portion of the revenues arising from mobile telephony services, as set forth in subsection 18.2. of this Agreement;

1.11.3. Five (5) Promissory Notes issued by the BENEFICIARY in favor of the FINANCIAL AGENTS, due in cash, in the amount equivalent to one hundred and thirty per cent (130%) of the amount of credit granted by each of the FINANCIAL AGENTS, pursuant to subsection 18.3 of this Agreement.

2. NATURE AND ORIGIN OF THE CREDIT

2.1. The credit currently granted, divided into three (3) Sub-credits, in the amounts mentioned in subsection 1.2, based on Credit Facility Agreement no. 91.2.149.6.1.013, entered into on July 19, 1991 between BNDES and the FINANCIAL AGENTS, shall be funded as follows:

2.1.1. Sub-credits A” and “C”: with common funding from the BNDES, which, among other sources, consists of funding from the Workers’ Assistance Fund (FAT), from the Special Deposits of the FAT and the PIS/PASEP Participation Fund, and provided that, as for its allocation, the legislation applicable to each of the mentioned sources, as well as the provisions of subsection 7.2, are respected.

2.1.2 Sub-credit “B”: taking into account the reference date of September 15, 2000, with funding raised by the BNDES, in foreign currency, transferred pursuant to Resolution no. 635/87, of January 13, 1987, of the Executive Management of the BNDES, to the extent that the provisions of subsection 3.1 (below) are respected;

3. ADJUSTMENTS TO THE AMOUNT OF SUB-CREDIT “B”

3.1. Said adjustments shall take place as from the reference date mentioned in subsection 2.1.2, based on the weighted average of foreign currency restatements incurring on funds raised by the BNDES, in foreign currency, without being subject to onlending under specific conditions, according to the terms of subsection 4.1 below, incurring on the unused credit installment.

4. ADJUSTMENTS TO THE AMOUNT OF THE DEBT OF SUB-CREDIT “B”

4.1. The outstanding balance of the BENEFICIARY, which includes the principal, compensatory and default interest, expenses, fees and further charges, shall be adjusted on a daily basis by the weighted average of foreign currency restatements incurring on funds raised by the BNDES, in foreign currency, without being subject to onlending under specific conditions, and shall be assessed according to the following criteria:

I – the BNDES shall calculate, on a daily basis, its liabilities in foreign currency, without being subject to onlending under specific conditions, in order to determine the weights applicable to foreign currency restatements;

II – based on the liabilities calculated pursuant to clause I, the weighted average foreign currency restatements shall be calculated on a daily basis, taking into account the closing selling price of foreign currency published by the Brazilian Central Bank on the previous day.

4.2. The weighted average referred to in subsection 4.1 above, shall be published on the Official Federal Gazette (Section 3) on the tenth (10th) and the twenty-fifth (25th) of each month and the interest rate and Income Tax to which subsections 10.1 and 17.2 refer to shall be published on the same official newspaper on the twenty-fifth (25th) of January, April, July and October. Should the Official Federal Gazette be not be published on the dates mentioned above, same weighted average shall be published on the first subsequent issue of said official newspaper.

5. CHANGE OF THE LEGAL REMUNERATION CRITERION OF FUNDS FROM THE PIS/PASEP FUND AND THE FAT

5.1 Should the legal remuneration criterion of the funds transferred to the BNDES, originated from the PIS/PASEP Participation Fund and the Workers’ Assistance Fund (FAT), be substituted, the remuneration of said funds, provided for in section 9, may be carried out, at the discretion of the BNDES, based on the new—or another—remuneration criterion, that may be defined by the BNDES, which, in addition to preserve the actual value of the operation, will remunerate it at the same previous levels. In this case, the FINANCIAL AGENTS shall communicate in written said change to the BENEFICIARY.

6. PURPOSE

6.1. The funds that are the object of this agreement shall be used by the BENEFICIARY in accordance with the purpose set forth in subsection 1.10 (Allocation of the Financing) of the introduction.

7. AVAILABILITY OF THE CREDIT

7.1. The funds shall be made available to the BENEFICIARY in installments and according to the requirements for the execution of the project, provided it respects the BNDES’ financial schedule, which is subject to the definition of funds, for its use, by Brazilian Monetary Council and to the availability of funds arising from the Credit Facility Agreement no. 91.2.149.6.1.013, which is referred to in subsection 2.1. above.

7.2. The amount of each installment of sub-credits “A” and “C” to be made available to the BENEFICIARY shall be calculated according to the criterion established by the law that defined the Long-term Income Tax (TJLP) to calculate the outstanding balances of the financing agreements entered into through the BNDES System up to November 30, 1994.

7.3. The funds shall be transferred by the FINANCIAL AGENTS to the BENEFICIARY, in the following proportions, pursuant to the Syndicate Agreement, which is part of this instrument:

FINANCIAL AGENTS	SHARE (R$)	Approximate percentage (%)
Banco Bradesco S.A.	80,852,380.00	21.83
Banco Itaú S.A.	80,852,380.00	21.83
Unibanco – Unão de Bancos Brasileiros S.A.	80,852,380.00	21.83
Banco Alfa de Investimentos S.A.	80,852,380.00	21.83
Banco BBA Creditanstalt S.A.	46,963,480.00	12.68
TOTAL:	370,373,000.00	100.00

7.4. The funds shall be transferred by the FINANCIAL AGENTS to the BENEFICIARY, on the third business day after the date of receipt of the funds of Sub-credits “A” and “C” and on the second business day after the date of receipt of the funds of Sub-credit “B”.

7.5. No release shall be made prior to the transfer by the BNDES to the FINANCIAL AGENTS of the amount corresponding to each of them, and no responsibility shall be borne by the FINANCIAL AGENTS should the BNDES halt the disbursements or carry them out only on a partial basis or subject them to conditions that were not provided for in this Agreement or, still, cancel, fully or partially, the credit granted to the FINANCIAL AGENTS, without these being responsible for this.

7.6. If, for any reason, the BNDES does not transfer to the FINANCIAL AGENTS the amount required for the loan, or should it halt any release of funds to be transferred to the BENEFICIARY, this AGREEMENT shall be fully or partially terminated, for all legal purposes and regardless of any judicial or extrajudicial notification. In that event, the BENEFICIARY shall have no right—to be demanded from the FINANCIAL AGENTS—, and, as a result, no claim to compensation or reimbursement of any emerging loss or loss of profits arising from the failure to grant the credits might be made. In addition, should any disbursement have been carried out, all obligations assumed up to then pursuant to this Agreement shall remain in force up to their full settlement.

8. PERIODS OF USAGE, GRACE PERIOD AND AMORTIZATION

8.1. The period for using the funds shall be defined in subsection 1.4.1 for Sub-credits “A” and “B”, and in subsection 1.4.2 for Sub-credit “C”.

8.2. The grace period shall be defined in subsection 1.5.1 for Sub-credits “A” and “B”, and in subsection 1.5.2 for Sub-credit “C”, and it shall be calculated as from the fifteenth (15) day immediately subsequent to the date of execution of this Agreement.

8.3. The amount of the debt shall be paid by the BENEFICIARY to the FINANCIAL AGENTS, in compliance with the terms and in the form set forth as follows:

a) Sub-credit “A”: in sixty (60) months, with monthly and successive installments, and each of them in the amount of the maturing principal of the debt, divided by the number of installments not yet due, with the first installment maturing on January 15, 2003 and the last one on December 15, 2007, to the extent that the provisions of subsection 13.1 (below) are respected;

b) Sub-credit “B”: in sixty (60) months, with monthly and successive installments, and each of them in the amount of the maturing principal of the debt, divided by the number of installments not yet due, with the first installment maturing on February 15, 2003 and the last one on January 15, 2008, to the extent that the provisions of subsection 13.1 (below) are respected;

c) Sub-credit “C”: in seventy five (75) months, with monthly and successive installments, and each of them in the amount of the maturing principal of the debt, divided by the number of installments not yet due, with the first installment maturing on October 15, 2001 and the last one on December 15, 2007, to the extent that the provisions of subsection 13.1 (below) are respected;

9. INTEREST ACCRUED ON SUB-CREDITS “A” AND “C”:

9.1. Interest shall accrue on the principal of the BENEFICIARY’s debt at four per cent (4%) a year, the rate set forth in subsection 1.7, equivalent to 0.3274 per month, above the Long-term Interest Rate, hereinafter referred to as the TJLP, published by the Brazilian Central Bank, and the fee established in subsection 1.8 shall be included in it, provided that the following is respected:

9.1.1. When the TJLP is higher than six per cent (6%) a year:

a) The amount corresponding to the portion of the TJLP that is higher than six per cent (6%) a year shall be capitalized on the fifteenth (15th) of each month that this Agreement is in force and on its maturity or settlement, to the extent that the provisions of subsection 13.1 are respected. It will be obtained by applying the following compound term over the outstanding balance, including all financial events occurring in the period:

TC =	[(1 + TJLP)/1.06] n/360 - 1, where:

TC -	compound term;
TJLP -	Long-term Interest Rate, as published by the Brazilian Central Bank; and
n -	the number of days between the date of the financial event and the date of capitalization, maturity or settlement of the obligation. A financial event is each and any event of financial nature, which results—or may result—in a change of the outstanding balance of this Agreement.

b) The annual percentage above the TJLP (spread) referred to in subsection 1.7, plus the non-capitalized portion of the TJLP of six per cent (6%) a year, shall accrue on the outstanding balance, on the dates the interest mentioned in subsection 9.3 is due or on the date of maturity or settlement of this Agreement, to the extent that the provisions set forth in item “a” of this subsection are respected, and taking into account, for the purposes of the daily calculation of interest, the number of days between the date of each financial event and the due dates mentioned above.

9.1.2. When the TJLP is equal or lower than six per cent (6%) a year:

The annual percentage above the TJLP (spread) referred to in subsection 1.7, plus the TJLP, shall accrue on the outstanding balance, on the dates the interest mentioned in subsection 9.3 is due or on the date of maturity or settlement of this Agreement, taking into account, for the purposes of the daily calculation of interest, the number of days between the date of each financial event and the due dates mentioned above.

9.2 The amount referred to in subsection 9.1.1, item “a”, that shall be capitalized, being included in the principal of the debt, shall be due pursuant to items “a” and “c” of subsection 8.3.

9.3 The amount accrued pursuant to subsection 9.1.1, item “b”, or subsection 9.1.2 shall be due on a quarterly basis, during the grace period, on the 15th (fifteenth) of March, June, September and December of each year, in the period between December 15, 2000 and December 15, 2002 for Sub-credit “A” and in the period between December 15, 2000 and September 15, 2001 for Sub-credit “C”, and on a monthly basis, during the amortization period, as from January 15, 2003, inclusive, for Sub-credit “A” and as from October 15, 2001, inclusive, for Sub-credit “C”, together with the installments of the principal, and on the maturity or settlement of this Agreement, to the extent that the provisions set forth in subsection 13.1 are respected.

9.4 The FINANCIAL AGENTS’ fee is included in the interest rate of subsection 1.7, and consists of a deduction mentioned in subsection 1.8, being calculated and due according to the same criteria adopted for the payment of interest.

10. INTEREST ACCRUED ON SUB-CREDIT “B”

10.1. For the use of this Sub-credit, the BENEFICIARY shall pay the interest set forth in subsection 1.7, above the variable rate, restated on a quarterly basis on the 16th (sixteenth) of January, April, July and October, based on the weighted average cost of all taxes and expenses incurred by the BNDES in raising funds in foreign currency without being subject to onlending under specific conditions, on the civil quarter immediately prior to the month of adjustment of the mentioned interest rate. The interest shall be calculated daily, on a pro rata basis, on the updated outstanding balance, and it shall be due on the 15th (fifteenth) of January, April, July and October of each month, during the grace period, between December 15, 2000 and January 15, 2003, and, on a monthly basis, during the amortization period, as from February 15, 2003, inclusive, together with the installments of the principal, and on the maturity or settlement of the debt, to the extent that the provisions of subsection 13.1 (below) are respected.

11. DEBT PROCESSING AND COLLECTION

11.1. The BENEFICIARY shall amortize or settle the debt currently assumed through debit(s) against the current accounts it maintains with each of the FINANCIAL AGENTS, to the extent that the proportions mentioned in subsection 7.3 above are respected.

11.2. The amortization mentioned in subsection 11.1 above, may be carried out through a cashier’s check, a payment slip (ficha de compensação) or an electronic bank transfer (DOC), provided it is previously authorized by the FINANCIAL AGENTS.

11.3. As from now, the FINANCIAL AGENTS are irrevocably and irreversibly authorized by the BENEFICIARY, on the due dates of the obligations, to debit against the latter’s current accounts, all amounts due as a result of this Agreement, and the settlement of said amounts shall be subject to the effective availability of funds in the current accounts in which the respective debits will take place. The insufficiency of funds in the current accounts shall constitute a payment default.

11.4. The BENEFICIARY shall check the balance in the “Future Entries” current account, which shall include the charging of the principal and charges, five (5) days prior to the maturity, through which it shall inform the amount required for the settlement of the obligations on the maturity dates.

11.5. At the discretion of each FINANCIAL AGENT, the charging of the principal and charges shall be carried out through a Collection Notice, five (5) days prior to the maturity, through which it shall inform the amount required for the settlement of the charges on the maturity dates.

11.6. Failure to receive the Collection Notice shall not exempt the BENEFICIARY from the obligation of paying the installments of the principal and charges on the dates currently established.

11.7. Since the debt related to Sub-credit B is subject to the daily adjustment pursuant to section 4, the Collection Notice referred to in subsection 11.5 shall be issued by the FINANCIAL AGENTS with the indication of a referential amount in the BNDES’ Monetary Unit (UMBND), the value of which shall be obtained with the Financial Management Department of the International and Financial Area (DEFIN/AF) of the BNDES, and the amount of payment, due in legal tender, shall be calculated based on the respective price on the day of the effective payment.

12. CREDIT RESERVE FEE

12.1. The BENEFICIARY shall pay to the FINANCIAL AGENTS, in the proportion set forth in subsection 7.3, the Credit Reserve Fee, established in subsection 1.9, chargeable for a period of thirty (30) days, or a fraction of that, and incurring on:

a. the amount of credit, should the execution of this Agreement take place after the expiration of the term established by the BNDES, including the period as from the day immediately following said expiration up to the date of said execution, and the respective payment for the initial use of the credit, of which it shall be deductible, shall be due;

b. the amount of credit, as from the day immediately following its availability up to the date of cancellation, carried out at the request of the BENEFICIARY, should the operation be cancelled after the prorogation, at the request of the BENEFICIARY, of the initial term set forth by the BNDES for the presentation of this Agreement, including the period as from the day immediately following said initial term up to the date of the cancellation request made by the BENEFICIARY, or the cancellation carried out at the request of the BNDES and/or the FINANCIAL AGENTS, and its payment shall be due in thirty (30) days, as from the date of the decision of the BNDES;

c. the unused balance of each credit installment, as from the day immediately following its availability up to the date of its use, when its payment shall be due; and

d. the unused balance of the credit, as from the day immediately following its availability up to the date of cancellation, carried out at the request of the BENEFICIARY, or at the request of the FINANCIAL AGENTS and/or the BNDES, and whose payment shall be due on the date of the request, or of the decision of the BNDES, as the case might be;

12.1.1. The incurrence of the fee according to items “c” and “d” above, shall be dependent on the establishment of a framework of availability of funds by the BNDES.

13. MATURITY ON HOLIDAYS

13.1. The maturity of financial obligations taking place on Saturdays, Sundays or national holidays, including bank holidays, shall be, for all ends and purposes, transferred to the first subsequent business day, and the charges shall be calculated up to that date, and the following regular period of accrual and calculation of charges of the operation shall also begin as from that date.

14. SPECIAL OBLIGATIONS OF THE BENEFICIARY

14.1. Without prejudice to the remaining sections, the BENEFICIARY also commits itself to:

a. fulfill, as the case may be, the “Provisions Applicable to the Agreements of the BNDES”, hereinafter referred to as the “PROVISIONS”, approved by Resolution no. 665, of December 10, 1987, partially changed by Resolution no. 775, of December 16, 1991, by Resolution no. 863, of March 11, 1996, by Resolution no. 878, of September 4, 1996, by Resolution no. 894, of March 6, 1997, and by Resolution no. 927, of April 1st,

1998, all authorized by the Executive Management of the BNDES, published on the Official Federal Gazette (Section I), of December 29, 1987, December 27, 1991, April 8, 1996, September 24, 1996, March 19, 1997 and April 15, 1998, respectively;

b. indicate its own funds planned to be allocated for the execution of the project, in the amounts and terms defined in the Table of Uses and Sources, which is part of Exhibit I, as well as the full amount of funds necessary for covering potential insufficiencies/shortages or additions to the project’s global budget;

c. communicate to the LEAD MANAGER any event that results in a change of the Project or the Table of Uses and Sources, indicating the measures whose adoption it deems necessary;

d. apply the funds received solely in the execution of the project that is the object of this Agreement, pursuant to the Table of Uses and Sources, which is part of Exhibit I;

e. offer a training program aimed at providing job opportunities in the region and/or a job replacement program for its employees in other companies, after having submitted to the FINANCIAL AGENTS, for their evaluation, a document specifying and certifying the conclusion of the negotiations carried out with the competent representatives of the employees involved in the lay-off process, should, as a result of the financed project, a reduction of the workforce of the BENEFICIARY occur during the period this Agreement is in force;

f. adopt, while this Agreement is in force, measures and initiatives aimed at avoiding or addressing damages to the environment, and safety and occupational medicine issues, which may arise from the project currently financed;

g. maintain in good standing its obligations with the environmental bodies for the duration of this Agreement;

h. maintain in good standing its obligations with the ANATEL, the Brazilian National Telecoms Agency, during the period this Agreement is in force;

i. forward the correspondence to the Granting Power, with copies to the FINANCIAL AGENTS and the BNDES, attaching a copy of this Agreement, requesting the inclusion in the processes related to potential compensation calculations the amount of its debt with the FINANCIAL AGENTS and the BNDES, as well as to inform the FINANCIAL AGENTS and the BNDES of any event that may curb the fulfillment of any obligations arising under the present operation;

j. authorize the direct payment to the FINANCIAL AGENTS and the BNDES, by the Granting Power, of the compensation owed to the BENEFICIARY, as provided for in the Concession Agreement, in an amount sufficient for the settlement of the debt assumed by the BENEFICIARY in this operation;

l. pay directly to the FINANCIAL AGENTS and the BNDES the financial obligations aimed at settling in full the debt arising from this operation should the compensation be undue;

m. not to constitute guarantees for other long-term creditors without offering the same guarantees to the BNDES and the FINANCIAL AGENTS, except if previously and expressly authorized by them;

n. issue securities, at any time and at the discretion of the BNDES and the FINANCIAL AGENTS, during the period this agreement is in force, to be fully subscribed by the BNDES and/or by the FINANCIAL AGENTS, through the fully or partial usage of its outstanding balance, calculated on the same date of this issuance, maintaining an average interest rate and a period equivalent to those of the operation initially contracted, as well as to agree with the subsequent placement in the market of the securities thus issued, in a public offering, being committed to carry out all acts required for such placement;

o. maintain for the duration of this Agreement and up to its final maturity, at least five (5) of the following indices: capitalization, current liquidity, financial result (EBITDA margin), coverage of debt, indebtedness limit and maximum term for paying the debt, assessed in the balance sheet or in the trial balance sheet audited by external auditors registered in the Brazilian Securities and Exchange Commission (CVM):

1 - capitalization (SE/TA): equal to or higher than three per cent (3%) in 2001, equal to or higher than five per cent (5%) in 2002, equal to or higher than ten per cent (10%) in 2003 and equal to or higher than twenty per cent (20%) as from 2004 and up to the end of the Agreement;

2 - current liquidity ratio (CA/CL): equal to or higher than one point zero (1.0) in 2001 and up to the end of the agreement;

3 - EBITDA margin (EBITDA/NOR): equal to or higher than twenty per cent (20%) in 2001, equal to or higher than thirty per cent (30%), in 2002, equal to or higher than thirty five per cent (35%) as from 2003 and up to the end of the Agreement;

4 - coverage of the debt service (EBITDA – IT)/(interest + amortization): equal to or higher than thirty per cent (30%) in 2001, equal to or higher than eighty per cent (80%), in 2002, and equal to or higher than one hundred per cent (100%) as from 2003 and up to the end of the Agreement;

5 - indebtedness limit [total onerous debt /(total onerous debt + contributed capital)]: equal to or higher than sixty per cent (60%) in 2001 and up to the end of the agreement; and

6 - maximum period for paying the debt [total onerous debt / (EBITDA – IT)]: equal to or lower than fourteen (14) in 2001, equal to or lower than eight (8) in 2002, equal to or lower than six (6) in 2003, equal to or lower than four (4) in 2004 and equal to or lower than three (3) in 2005 up to the end of the agreement;

Where:

•	SE = Shareholders’ Equity and TA = Total Assets;

•	CA = Current Assets, CL = Current Liabilities (including financings with terms equal to or lower than 12 months);

•	NOR = Net Operating Revenues;

•	EBITDA = Earnings before interest, taxes, depreciation and amortization;

•	IT = Income Tax;

•	Total onerous debt = debt with banks + debt with suppliers; and

•	Contributed capital – paid-in capital

p. operate in compliance with the Brazilian law related to the hiring of foreign consulting firms, and workforce;

q. maintain, in the project, the minimum nationalization indices required by the Support Program for the Band B Mobile Telephony of the BNDES (Decision of the Executive Management of the BNDES Dir no. 655/98, of December 22, 1998) for the purchase of equipment, installation and assembly services, related to the project to introduce the Band B mobile telephony system in the authorization area of the BENEFICIARY, as described in subsection 1.10, to be periodically proven for the FINAME;

r. bind the revenues, as from the execution of this Agreement, arising from the provision of mobile telephony services, to be deposited in a trustee bank, selected by common agreement among the parties, so as to ensure the fulfillment of the financial obligations arising out of this operation, as regulated in the “Agreement on Collection, Deposit and Other Covenants”, hereinafter referred to as Deposit Agreement.

s. not to assign, sell, bind, nor burden in favor of another creditor, without the previous agreement of the BNDES and of the FINANCIAL AGENTS, the revenue restricted in the form of the Deposit Agreement mentioned in item “r”, of this subsection;

t. summon and hold a shareholders’ meeting in order to provide for, via a capital increase in cash, the lack of funds required to meet and maintain the capitalization ratio provided for in item “o” of this subsection;

u. constitute secured guarantees, deemed to be sufficient by the BNDES and the FINANCIAL AGENTS, should the termination of the Concession Agreement mentioned in item “j” of this subsection take place, within thirty (30) days, as from the notice sent by the LEAD MANAGER, under penalty of acceleration of this Agreement.

15. EARLY MATURITY

15.1. The parties might regard this Agreement as automatically terminated and its respective obligations as accelerated, with the immediate suspension of any release, should any of the events regulated by the law occur, especially the non-compliance of any obligation currently entered into by the BENEFICIARY, before any of the FINANCIAL AGENTS, or if any of the following takes place:

a. allocation of the loan funds for a different purpose than the one provided for in subsection 1.10, without prejudice of the communication of the event by the FINANCIAL AGENTS to the Federal Department of Justice (Ministério Público Federal), for the purposes of Law no. 7,492, of June 16, 1986;

b. the inclusion, in a shareholders’ agreement, the by-laws or articles of association of the BENEFICIARY, or of its controlling companies, of a provision that results, at the discretion of the FINANCIAL AGENTS and the BNDES, which shall be previously consulted, in restrictions or the impairment of the capacity to pay the financial obligations arising out of this operation;

c. the reduction of the workforce of the BENEFICIARY without fulfilling the provisions of item “e” of subsection 14.1 above;

d. a corporate restructuring process (spin off, consolidation, merger, etc.), change of the main activity or change of the effective, direct or indirect, control of the BENEFICIARY, after the execution of the operation, without the previous and express authorization of the BNDES and the FINANCIAL AGENTS, represented by the LEAD MANAGER;

e. a legal process, with a final decision, which compromises the fulfillment of the obligations and/or the guarantees currently assumed and constituted;

f. the lack of fulfillment, by the BENEFICIARY, in the due term and form, of the financial obligations entered into with the FINANCIAL AGENTS, as a result of this instrument or of any other agreement entered into between the BENEFICIARY and the FINANCIAL AGENTS, or any other company belonging to its economic group;

g. in the event the BENEFICIARY files for chapter eleven or for a reorganization procedure;

h. failure to present, within thirty (30) days, as from the execution of this Agreement, to the FINANCIAL AGENTS and the BNDES the Letter of Guarantee mentioned in subsection 18.1 below, issued by TELECOM ITALIA S.p.a., for the entire duration of this Agreement, in accordance with the template supplied by the BNDES, notarized and bearing a consular stamp, as the principal payer of all obligations arising under this Agreement, with the express waiver to the benefits of articles 1,491, 1,499 and 1,503 of the Civil Code, and 261 and 262 of the Commercial Code, followed by an opinion prepared by legal counsel, on satisfactory terms, at the discretion of the FINANCIAL AGENTS and the BNDES, through which the legality of the guarantor and of the guarantee provided are certified, and said opinion must contain, at least, the following items:

h.1. The counsel must declare that he/she has checked the legislation of the country of the guarantor and its articles of incorporation and by-laws, in addition to any other acts that may have been required for the issuing of his/her opinion, as well as:

i) the legality of the incorporation of the guarantor, as well as its capacity and compliance with legal and regulatory norms to assume the obligations set forth in the letter of guarantee;

ii) that the corporation, through its legal representatives, and based on the approval by its decision-making bodies, has powers to execute and fulfill the terms and conditions established in the letter of guarantee;

iii) that the legal representatives of the guarantor that entered into the letter of guarantee have powers to bind and subject the guarantor to the terms and conditions included in it;

iv) that the letter of guarantee constitutes a valid and binding instrument for the guarantor;

v) the fulfillment, by the guarantor, of all legal and administrative decisions demanded by the laws and regulations of the country of the guarantor, aimed at allowing the signature, execution and fulfillment of the letter of guarantee;

vi) the implementation of all acts, records and authorizations of governmental agencies, departments, bodies or authorities of the country of the guarantor, aimed at ensuring the signature, execution and fulfillment of the letter of guarantee by the guarantor, or which are necessary to its validity and efficacy.

h.2. should the opinion referred to in the caption of this item be prepared by a Brazilian legal counsel, said document must be issued in Portuguese; when the opinion is issued by a legal counsel from the country of the headquarters of the guarantor, said document must be notarized and bear a consular stamp, and, when Portuguese is the official language of the country, it must be prepared in English.

i.	non-compliance of any clause or provision included in the Deposit Agreement.

16. FURTHER OBLIGATIONS FOR USING THE CREDIT

16.1. In addition to the fulfillment, as the case may be, of the conditions provided for in the “PROVISIONS” previously mentioned and in the FOLLOW UP NORMS AND INSTRUCTIONS which are referred to in section 2 of same “PROVISIONS”, the use of the credit is also subject to the fulfillment, by the BENEFICIARY, of the following:

I – For Using the First Credit Installment:

a. presentation of this Agreement and its attachments duly recorded at the authorized Notary Offices;

b. execution of a agreement related to the direct financing with the BNDES, for the present operation;

c. receipt of the correspondence, which is mentioned in subsection 14.1, item “i”;

d. presentation of the “Agreement on Collection, Deposit and Other Covenants”, duly executed and recorded, pursuant to the draft provided by the BNDES;

e. hiring of a specialized audit/consulting firm to certify the fulfillment of the financial indices referred to in subsection 14.1, item “o”;

f. presentation to the FINANCIAL AGENTS of the Letter of Guarantee, followed by the opinion prepared by the legal counsel, pursuant to which the legality of the guarantor and of the guarantee provided is certified, duly executed and accepted by the FINANCIAL AGENTS and the BNDES.

II – For Using Each Credit Installment:

a. non-existence of an event of economic-financial nature which, at the discretion of the FINANCIAL AGENTS and/or of the BNDES, may compromise the execution of the project currently financed, in order to change it or make its execution impossible, pursuant to the terms provided for in the project approved by the BNDES;

b. proof that the BENEFICIARY has applied in the project the credit portion previously used and has contributed its corresponding funds, in the amounts set forth in the Table of Uses and Sources, which is part of Exhibit I;

c. presentation, by the BENEFICIARY to the LEAD MANAGER, of a Social Security Contributions Clearance Certificate (CND), issued by the National Social Security Institute (INSS), through the INTERNET, to be obtained by the BENEFICIARY and checked by the LEAD MANAGER at the following address: www.mpas.gov.br;

d. issuance of a declaration stating that the BENEFICIARY complies with the Brazilian legislation related to the hiring of foreign workforce and consulting firms.

17. RESPONSIBILITY FOR THE CHARGES AND EXPENSES

17.1. All charges, taxes, contributions and expenses accrued on this Agreement and on the collection and execution of the guarantees related to it—and that the FINANCIAL AGENTS may be forced to pay or support—provided they are duly proven, even in the event of the partial or entire cancellation of the credit opened, including the expenses related to the records/legalization at the authorized Notary Offices, shall be incurred at the expense of the BENEFICIARY.

17.2. The BENEFICIARY is also obliged to pay to the FINANCIAL AGENTS, by way of reimbursement of expenses with the Income Tax related to Sub-credit “B”, a percentage on the interest which is referred to in subsection 10.1, corresponding to the weighted average rate of the Income Tax due over the charges remitted by the BNDES to the creditor of external funds without being subject to onlending under specific conditions, in the civil quarter prior to the month of adjustment of this percentage, to be accrued, adjusted and whose reimbursement is required on the same periods of the interest referred to in the subsection 10.1 mentioned above.

18. CONDITIONS OF THE GUARANTEE

In order to ensure the payment of any obligations arising under this agreement, such as the principal of the debt, interest, fees, regular penalty and fine, the following guarantees are given to the FINANCIAL AGENTS, being considered an indivisible and single unit in relation to the amount of the debt:

18.1. The BENEFICIARY shall be obliged to deliver to the FINANCIAL AGENTS, prior to the release of the first installment of the credit, the joint and several guarantee of TELECOM ITALIA S.p.a., a corporation headquartered at Via Corso D’Italia, 41, Rome, Italy, which shall be provided by a separate and specific instrument, referred to as Letter of Guarantee, which shall become an integral part of this Agreement, and which shall be issued in favor of the FINANCIAL AGENTS, duly notarized and bearing a consular stamp, followed by an opinion prepared, on satisfactory terms, at the discretion of the FINANCIAL AGENTS and the BNDES, by the legal counsel appointed by the GUARANTOR and accepted by the FINANCIAL AGENTS and the BNDES, pursuant to which the legality of the guarantor and of the guarantee provided is certified.

18.2. RESTRICTION OF THE REVENUES: The BENEFICIARY irrevocably and irreversibly pledges in guarantee, in favor of the FINANCIAL AGENTS, up to the final settlement of all obligations assumed in this Agreement, a portion of its revenues arising from the provision of mobile telephony services, equivalent to at least one hundred and fifty per cent (150%) of the amount of the largest installment owed by the BENEFICIARY, including during the grace period, to the extent that the provisions of subsection 18.2.3 below are respected. The funds deposited in said blocked account shall be used by the FINANCIAL AGENTS in the event of default of any obligation assumed by the BENEFICIARY in this Agreement, as well as should the acceleration of this Agreement be declared.

18.2.1. The funds currently restricted are free and clear of any judicial or extrajudicial burden or encumbrances, or restrictions of any sort, and they shall remain as such up to the entire fulfillment of the obligations hereby assumed by the BENEFICIARY, under penalty of acceleration of this Agreement.

18.2.2. The LEAD MANAGER shall forward to the BENEFICIARY, after each release of funds and when the change of the compensation index of this Agreement takes place, spreadsheets containing all values and maturity dates of the installments of the principal and the interest of the financial obligations owed to the FINANCIAL AGENTS, hereinafter simply referred to as SPREADSHEET.

18.2.3. For the perfect execution of the guarantee hereby contracted, the BENEFICIARY commits itself to notify the Collecting Banks listed in Exhibit II, in the form of the correspondence present in Exhibit III, so that they deposit on a daily basis the full amount of their collection, in the current account specified below of BANCO BRADESCO S.A., which, hereby, is appointed the TRUSTEE BANK of these funds. In order to do so, on the same date, the BENEFICIARY and the TRUSTEE BANK, as the MANDATORY BANK, shall enter into the AGREEMENT referred to by item “r” of subsection 14.1. Said AGREEMENT shall become an integral and complementary part of this Agreement as Exhibit IV, through which the MANDATORY BANK shall become responsible for the management and centralization of the funds arising from the billing of mobile telephony to the CONSUMERS, collected through the network of branches of the Collecting Bank, crediting the amounts which are the object of the current collection, on the blocked account no. 14.800-8, Branch 3432-5/Rua Espírito Santo-BHTE-MG, opened in the name of the BENEFICIARY at the MANDATORY BANK, hereinafter simply referred to as the BLOCKED ACCOUNT.

18.2.4. The amounts arising from the payment by the CONSUMERS of mobile telephony service bills, credited on the BLOCKED ACCOUNT, shall be automatically transferred to the unblocked account of the BENEFICIARY, except in the event of a default of the obligations assumed by same with the FINANCIAL AGENTS, pursuant to this Agreement.

18.2.5. As from now, in the event of a default of the BENEFICIARY, the LEAD MANAGER, as the MANDATORY BANK, is authorized by the BENEFICIARY to block and transfer, fully or partially, to the FINANCIAL AGENTS, in the proportion of the credit of each of them, the funds deposited in the BLOCKED ACCOUNT, through Electronic Bank Transfers (DOC) of any type or nature, Money Orders or checks payable to the order of the FINANCIAL AGENTS, and must necessarily use the amounts transferred by the MANDATORY BANK in the amortization or settlement of the quarterly or monthly amounts of the installments of the principal and charges, during the grace and amortization periods, owed pursuant to this Agreement, plus the penalties set forth in Section 19 below, and the BENEFICIARY remains personally responsible for a potential remaining outstanding balance, should such amounts be insufficient to settle the full amount of its debt.

18.2.6. In the event of lack of funds, the BENEFICIARY shall be obliged to complement or constitute new secured guarantees, within 48 hours, and the FINANCIAL AGENTS have the right to refuse the new guarantees, under penalty of acceleration of this Agreement.

18.2.7. Up to the settlement of the debt, the BENEFICIARY shall maintain in force the AGREEMENT or any other executed contractual instruments, which are aimed at receiving the mobile telephony invoices/bills, in such a way as to allow enough collection for the payment of the installments owed to the FINANCIAL AGENTS. The BENEFICIARY shall be obliged not to change its banking domicile, and it is also forbidden to use or bind in favor of any other creditor the funds currently restricted.

18.3. PROMISSORY NOTES – five (5) Promissory Notes issued by the BENEFICIARY, subject to the terms of the present Agreement in the amount equivalent to 130% of the credit amount for each of the FINANCIAL AGENTS, readily payable with a collection term of up to one year after termination of this AGREEMENT, and, therefore, the period of presentation, which is dealt by article 34 of the Geneva Convention Providing a Uniform Law for Bills of Exchange and Promissory Notes (Uniform Law) and article 21 of Decree no. 2044, of December 31, 1908, is extended.

18.3.1. The BENEFICIARY shall be obliged to replace the promissory note given in guarantee to each FINANCIAL AGENT with another of an amount equivalent to one hundred and thirty per cent (130%) of the outstanding balance then accrued, each time and whenever the amount of the latter is not equivalent to the percentage established above, within ten (10) days as from the request in written by the LEAD MANAGER, under penalty of acceleration of this Agreement.

19. DELAY IN THE PAYMENT AND FINE

19.1. In the event of a delay or acceleration, the BENEFICIARY shall pay a default interest of twelve per cent (12%) a year plus a late payment surcharge calculated at the market rate of the pay day, and the latter may not be lower than the highest rate of the charges charged during the period this Agreement is in force;

19.2. The market rate shall be the highest rate effectively practiced by the market with corporations in operations of credit, except for opening of credit in checking account;

19.3. In the event of a legal process, instead of the late payment surcharge, the BENEFICIARY authorizes the FINANCIAL AGENTS to opt for charging the charge equivalent to the percentage of the change of the IGPM (General Price Index—Market), published by the FGV (Fundação Getúlio Vargas), or, should that not be available, of the IPC (Consumer Price Index), published by the FIPE (Economic Research Institute);

19.4. The BENEFICIARY shall also pay a ten per cent (10%) fine plus collection expenses, including costs and legal fees;

19.5. In the event of non-compliance with any obligation under the responsibility of the BENEFICIARY and/or the INTERVENING PARTIES or the early maturity, the FINANCIAL AGENTS may:

19.5.1. use, for paying the debit, amounts that the BENEFICIARY and/or the INTERVENING PARTIES maintain with the FINANCIAL AGENTS;

19.5.2. retain amounts belonging to them.

19.6. The receipt, by the FINANCIAL AGENTS, of the principal due hereunder shall not be considered as an acquittal of the charges provided for in this agreement.

20. FINAL PROVISIONS

20.1. In the event of changes in the regulating norms of the BNDES, which may in any way affect the agreement of this Agreement, the BENEFICIARY shall assume full responsibility for its fulfillment.

20.2. The occasional forbearance by the FINANCIAL AGENTS of the rights established by this Agreement shall not imply that said rights have been changed or waived, and same may be exercised at any time.

20.3. The BENEFICIARY shall be obliged not to assign or transfer the rights and duties arising from this Agreement, or in any way to sell the assets purchased pursuant to the project currently being financed, without the express authorization of the BNDES and/or of the FINANCIAL AGENTS, under penalty of rescission for all legal purposes of this Agreement, which shall result in the maturity of all obligations assumed by it, making the total debt immediately due, including the principal and the accessories, without prejudice to other applicable measures and sanctions.

20.4. The BENEFICIARY states that, in order to contract the loan object of the current document, it obtained all corporate approvals required by the Law and by its articles of association and that those signing it are fully entitled to execute the present agreement.

20.5. The FINANCIAL AGENTS are entitled to mention in any disclosure they make on their activities, the financial cooperation granted by this Agreement.

20.6. The BENEFICIARY authorizes the FINANCIAL AGENTS to transmit information on them and/or related to this operation to—and check same at—the Credit Risk Central maintained by the Brazilian Central Bank, pursuant to Resolution no. 2724, of May 31, 2000.

20.7. The jurisdiction of the city of Osasco, in the state of São Paulo, was elected to clarify issues arising under this Agreement, and the party filing the lawsuit may choose the jurisdiction of its domicile.

In witness whereof, the parties have caused the present agreement to be signed by their duly authorized representatives in nine (9) copies of equal content and form, all of which original and valid, for a single purpose, in the presence of two (2) undersigned and identified witnesses.

Osasco, SP, November 28, 2000.

----------------------------- (illegible name and signature)

BANCO BRADESCO S.A.	BANCO ITAÚ S.A.
Financial Agent	Financial Agent
Osmar Roncolato Pinho/Laerte Garcia Bueno (signed)	Luiz Alberto C. Troula/(illegible name and signature)
CFP 845.325.848-72
RG 5.394.811

UNIBANCO – UNIÃO DE BANCOS BRASILEIROS S.A.	BANCO ALFA DE INVESTIMENTOS S.A.
Financial Agent	Financial Agent
(illegible name and signature/Luiz Fernando B. Souza)	(illegible names and signatures)
(signed)

BANCO BBA CREDITANSTALT S.A.	MAXITEL S/A
Financial Agent	Beneficiary
(illegible signatures)	(illegible signatures)

Witnesses:

1)	2)
Name: Nilton Alves Teixeira	Name: Rosa Rodrigues da Cruz Ferraz
Individual Taxpayer Number (CPF):	Individual Taxpayer Number (CPF):
123.904.768-13	694.155.448-72

EXHIBIT I

Table of Uses and Sources						R$ thousand
USES	1997 to May/98	Jun/98 to Dec/99	2000	2001	Total	BNDES
						98/99	2000	2001	Total
1) Financeable Investments	2,384	70,967	46,077	14,370	133,798	49,677	32,254	10,059	91,990
Constructions	1,329	66,281	43,969	13,345	124,924	46,397	30,778	9,341	86,516
Furniture and Fixtures	1,055	4,686	2,108	1,025	8,874	3,280	1,476	718	5,474
2) Environmental Investments	0	0	0	0	0
3) Working Capital	(3,009)	49,927	200	11,200	58,318
4) Import Machinery and Equipment	21,791	72,896	43,008	17,727	155,422	5,830	9,871	4,877	20,578
Base Stations	0	11,791	833	273	12,897
Switching Centers	0	16,185	1,023	0	17,208
Infrastructure	2,043	5,830	9,871	4,877	22,621	5,830	9,871	4,877	20,578
Installation and Assembly of Equipment	0	0	0	0	0
Other Network-related Equipment	0	9,838	3,986	1,441	15,265
Network Software	19,748	29,252	27,295	11,136	87,431
5) Domestic Machinery and Equipment	69,230	194,273	167,179	55,084	485,766	194,273	167,179	55,084	416,536
Base Stations	26,637	72,020	47,806	20,251	166,984	72,020	47,806	20,521	140,347
Switching Centers	5,484	5,987	34,988	16,355	62,814	5,987	34,988	16,355	57,330
Infrastructure	10,317	35,198	40,529	11,520	97,564	35,198	40,529	11,520	87,247
Installation and Assembly of Equipment	13,671	11,886	34,485	5,592	65,634	11,886	34,485	5,592	51,963
Other Network-related Equipment	13,121	69,182	9,371	1,096	92,770	69,182	9,371	1,096	79,649
Network Software	0	0	0	0	0	0	0	0	0
6) Non-financeable Investments	9,279	45,042	34,455	12,545	101,321	*
Land	781	2,810	(3)	0	3,588
IT Equipment (Software and Hardware)	8,498	42,232	34,458	12,545	97,733
7) Purchase of the License	770,000	0	0	0	770,000
Capitalization of Interest	27,706	332,257	(7,137)	0	352,826
8) Deferred Taxes	0	117,079	215	0	117,294
TOTAL OF USES	897,381	882,441	283,997	110,926	2,174,745	249,780	209,304	70,020	529,104

SOURCES	1997 to May/98	Jun/98 to Dec/99	2000	2001	Total
						Direct Operation	158,731
1) Shareholders’ Capital	-23,744	205,975	-102,618	95,300	174,913	Indirect Operation	370,373
Shareholders’ Capital	53,400	486,280	196,900	0	736,580
Accrued Losses	(77,144)	(280,305)	(299,518)	0	-656,967
2) BNDES	0	249,780	209,304	70,020	529,104
3) Financing of Suppliers (Ericsson)	0	710,911	21,528	0	732,439
4) Others	921,125	(284,225)	155,783	(54,394)	738,289
TOTAL OF THE SOURCES	897,381	882,441	283,997	110,926	2,174,745

Osasco, SP, November 28, 2000.

BANCO BRADESCO S.A.	BANCO ITAÚ S.A.
Financial Agent	Financial Agent
Osmar Roncolato Pinho/Laerte Garcia Bueno (signed)	Luiz Alberto C. Troula/(illegible name and signature)
CFP 845.325.848-72
RG 5.394.811

UNIBANCO – UNIÃO DE BANCOS BRASILEIROS S.A.	BANCO ALFA DE INVESTIMENTOS S.A.
Financial Agent	Financial Agent
(illegible name and signature/Luiz Fernando B. Souza)	(illegible names and signatures)
(signed)

BANCO BBA CREDITANSTALT S.A.	MAXITEL S/A
Financial Agent	Beneficiary
(illegible signatures)	(illegible signatures)

Witnesses:

1)	2)
Name: Nilton Alves Teixeira	Name: Rosa Rodrigues da Cruz Ferraz
Individual Taxpayer Number (CPF):	Individual Taxpayer Number (CPF):
123.904.768-13	694.155.448-72